Exhibit 10.2

February 6, 2025

INmune Bio, Inc.

225 NE Mizner Blvd., Ste. 640

Boca Raton, FL 33432

Attn:

Re: Termination Letter

Dear David Moss:

We refer to the Loan and Security Agreement dated as of June 10, 2021 (as the same may from time to time have been amended, restated, or otherwise modified, the “Loan Agreement”) by and between INmune Bio, Inc. (“Borrower”) and SILICON VALLEY BANK, a division of First-Citizens Bank & Trust Company (“SVB” or “Bank”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SVB, as a lender, (c) SVB INNOVATION CREDIT FUND VIII, L.P., (“SVB Capital”), as a lender (SVB and SVB Capital and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Borrower has advised Bank that Borrower (a) would like to terminate the Loan Agreement, and (b) has waived the right to seek any additional credit extensions, and Bank shall not be obligated to make, and Bank shall not make, any further credit extensions or other financial accommodations under the Loan Agreement to or for the benefit of Borrower.

As of the date hereof, Bank confirms to Borrower that no amounts are due and/or owing by Borrower to Bank under the Loan Documents (as defined below) for any principal, interest, or other amounts (such amounts, collectively, the “Obligations”).

Effective immediately upon the execution of this letter by Bank and Borrower (the “Effective Date”), without further action on the part of the parties hereto (i) all Obligations under the Loan Agreement and any other related loan and collateral security documents that may have been issued by Borrower to Bank in connection with the transaction evidenced by the Loan Agreement (collectively, the “Loan Documents”; provided, however, “Loan Documents” shall not include any Bank Services Agreement (as defined below) or any warrant executed by Borrower in favor of Bank or SVB Capital, shall be deemed paid and discharged in full; (ii) all unfunded commitments to make credit extensions or financial accommodations to Borrower or any other person under the Loan Agreement shall be terminated; (iii) all security interests and other liens of every type at any time granted to or held by Bank as security for the Obligations shall be terminated and automatically released without further action by Bank; (iv) all guaranties supporting the Loan Agreement shall be released without further action by Bank; and (v) all other obligations of Borrower shall be deemed terminated; provided, however, those obligations, liabilities, covenants, and terms that are expressly specified in any Loan Document as surviving that respective agreement’s termination, including without limitation, Borrower’s indemnity obligations set forth in the Loan Agreement, shall continue to survive notwithstanding this termination.

Bank authorizes Borrower, or any other party on behalf of Borrower, upon or after the Effective Date, to prepare and file any UCC-3 Termination Statements or other documents necessary to evidence the release of Bank’s security interests in any of Borrower’s property or assets that secured the Obligations and in any third party and any of such third party’s property or assets that guarantied the Obligations or provided collateral security therefore. Within three (3) business days following the Effective Date, Bank shall (i) if required by any third party, deliver to such third party such termination notices relating to any deposit or securities account control agreements or other notices terminating Bank’s security interest arising under the Loan Documents, and (ii) if applicable, return any pledged stock in Bank’s possession to the pledgor; provided, that any costs or expenses incurred by Bank with respect to such items (including all reasonable attorneys’ fees and expenses) shall be reimbursed promptly by Borrower on demand. From and after the Effective Date, Bank further agrees to procure, deliver, or execute and deliver to Borrower, from time to time, all further releases not specified above, certificates, instruments, and documents as may be reasonably requested by Borrower or which are required to evidence the consummation of the payoff contemplated hereby, in each case at the expense of Borrower (including all reasonable attorneys’ fees and expenses).

This letter may be executed by any of the parties hereto on separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

This letter shall be governed by the laws of the State of California and shall become effective only when signed by Bank and accepted by Borrower by its due execution in the space provided below.

Very truly yours,	Acknowledged by:

FIRST CITIZENS BANK & TRUST	INMUNE BIO, INC.

By:	/s/ Kristine Rohmer	By:	/s/ David Moss
Name:	Kristine Rohmer	Name:	David Moss
Title:	Managing Director	Title:	CFO

Exhibit A

Bank Services Agreements

1)	Credit Card Agreement by and between SVB and INmune Bio, Inc.

3